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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 7, 2001 included in Starwood Hotels & Resorts Worldwide, Inc.'s and Starwood Hotels & Resorts' Joint Annual Report on Form 10-K for the year ended December 31, 2000 and to all references to our firm included in this registration statement.


/s/ ARTHUR ANDERSEN LLP



New York, New York
August 20, 2001